Personal and Confidential

Eric Schoch
EVP & President Retail September 15, 2023
Personal & Confidential
Dear Eric

Congratulations on your well-deserved appointment to the NCR Voyix executive leadership team. It is in recognition of your contributions and achievements thus far and your anticipated value and leadership you will bring to NCR Voyix.
I couldn’t be more excited about the potential of this company and team to deliver value to our stakeholders. We will accomplish great things together as a team as we forge ahead through a time of evolution and growth.
I am pleased to provide you with this summary of the key elements of your compensation as a member of the NCR Voyix company. These changes are anticipated to take effect concurrent with the spin.

Pay Element	Target Compensation
Position Title:	EVP & President, Retail
Grade:	E5
Base Salary:	$500,000
MIP Target Award:	100% $500,000
Target Total Cash	$1,000,000
LTI Plan:
- Annual LTI Award Target	$1,500,000
Total Direct Compensation	$2,500,000

2024 plan design details relating to your MIP and LTI will be provided in the weeks and months ahead as the FY24 plans are approved by the compensation committee. As you are aware, FY23 plans will remain in-tact with performance results being determined based on YTD achievement through Q3, subject to a successful spin.

Executive Severance and Change-in-Control Benefits
You will participate in and be subject to the terms of NCR Voyix’s Executive Severance Plan and its Change-in- Control Severance Plan. You are accorded under the Change-In-Control plan a “Tier II” (2x) benefit level. For purposes of the Executive Severance Plan, “Cash Severance” shall equal the sum of 1 time your base salary plus your target bonus, as set forth therein. To receive any severance benefits you are required to execute a standard form of general release of all claims in a form reasonably acceptable to the Company, as set out in the plans. Each plan is subject to amendment or termination by the Committee.

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Personal and Confidential

Equity Award

Concurrent with the successful completion of the spin, you will receive an NCR Voyix equity award with a grant value of US$1,000,000, to be delivered in the form of Time-Based Restricted Stock Units. The effective date of the grant will be the first day of the calendar month following the spin and will vest at the end of three years from the date of grant.

Relocation

Your new position is based in Atlanta, GA and as previously discussed, the company will provide you with relocation benefits consistent with the company’s current policy.

Thank you for your continued hard work and focus to NCR, our customers, and our people. This is why we are such a strong company today and will continue to be throughout this exciting time of transformation and growth.

Sincerely,

/s/ David Wilkinson

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